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                                                                   Exhibit 99.1


NEWS                             RE: CHEMI-TROL CHEMICAL CO.
BULLETIN                             2776 C.R. 69
                                     GIBSONBURG, OHIO 43431

FROM:

[FRB LOGO]



FOR FURTHER INFORMATION:

AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
ROBERT W. WOOLF                     DENNIS WAITE
(419) 665-2367                      (312) 640-6674

FOR IMMEDIATE RELEASE


                   CHEMI-TROL COMPLETES SALE OF CAL-VAN TOOLS

GIBSONBURG, OHIO, NOVEMBER 18, 1997-CHEMI-TROL CHEMICAL CO. (NASDAQ: CTRL) today announced that it has successfully completed the sale of certain assets of its Cal-Van Tools Division to Horizon Tool, Inc., a privately owned company located in Greensboro, N.C.

Consideration received includes $1.5 million in cash, a promissory note to be valued based on final inventory valuations and a related lease agreement for the Cal-Van property not sold as part of this transaction.

As a result of this transaction the company anticipates that it will record an after-tax charge of approximately $910,000, or $0.45 per share.

The divesture of Cal-Van Tools completes a plan announced by the company in December 1996 to sell two of its under-performing non-core businesses. The company's Cory Orchard and Turf Division was sold in March 1997. "The sale of Cal-Van will allow us to focus our total efforts on our core businesses, the Tank Division and Chemical Group," said Chemi-Trol President and Chief Operating Officer Robert W. Woolf.

Chemi-Trol is a leading manufacturer and distributor of steel pressure tanks for the storage of liquefied petroleum gas (LPG) and anhydrous ammonia used in fertilizer; and is one of the largest applicators of pavement marking and vegetation control materials in the United States. Chemi-Trol is also a distributor of vegetation control materials to commercial and industrial users. The company has been in business since 1952.

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company, that could cause actual results of the company to differ materially from those matters expressed or implied by such forward-looking statements.

     FOR FURTHER INFORMATION REGARDING CHEMI-TROL FREE OF CHARGE, VIA FAX,
           DIAL 1-800-PRO-INFO. USE THE COMPANY STOCK SYMBOL, "CTRL."

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